UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 10, 2013

Date of Report (Date of earliest event reported)

TITAN IRON ORE CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1735 E. Fort Lowell Road, Suite 9, Tucson, Arizona 85719

(Address of principal executive offices) (Zip Code)

(520) 989-0020

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Convertible Notes with GEL Properties

The Company issued a one-year, 6% Convertible Redeemable Note (the “GEL Note”) to GEL Properties LLC (“GEL”) in principal amount of $20,000, pursuant to which GEL funded $17,000 at closing on December 10,  2013. The term of the GEL Note is one year, upon which the outstanding principal amount is payable. The amount funded plus accrued interest under the GEL Note is convertible into common stock at any time after the requisite rule 144 holding period, at the holder’s option, at a conversion price equal to 60% of the lowest closing prices in the 5 trading days previous to the conversion. In the event the Company prepays the Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 130% if prepaid during the period commencing on the Issue Date through 90 days thereafter, (ii) 140% if prepaid 91 days following the closing through 180 days following the Issue Date, (iii) 150% if prepaid after 180 days following the closing. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the note becomes immediately due and payable. For the GEL Note, the Company paid GEL $1,000 for its legal fees and expenses, and a 3rd party broker a 10% commission on the principal amount of the Note.

In connection with the GEL transaction, on December 10, 2013, the Company issued an 6% Convertible Redeemable Promissory Note (the “GEL Replacement Note”) to GEL,  in the face amount of $34,159, with a term to December 5, 2015 (the “GEL Replacement Note Maturity Date”). Interest accrues daily on the outstanding principal amount of the Note at a rate per annual equal to 6% on the basis of a 365-day year The GEL Replacement Note was issued in exchange for the surrender by GEL to the Company of $34,159 of the face value of a 5% Convertible Preferred Debenture dated October 18, 2012, granted by the Company in favor of the Marie Baier Foundation (the “Baier Note”). By virtue of a Debt Purchase Agreement dated December 5, 2013, GEL purchased $34,159 of the Baier Note, and the parties agreed to exchange this amount of the Baier Note for the GEL Replacement Note. Provided certain conditions are met, the GEL Replacement Note is convertible into common stock at any time after the issuance date, at GEL’s option, at a conversion price equal to 60% of the lowest closing bid prices for the five trading days prior to conversion. The Company has no right to prepay the GEL Replacement Note in full or in part. On the occurrence of certain events, at the request of the holder, the Note is payable at 150% of face amount plus accrued and unpaid interest. In the event of default, the amount of principal and interest not paid when due bear interest at the rate of 24% per annum and the Note becomes immediately due and payable.

The Company issued the Notes described herein and intends to issue shares of common stock described herein in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated under the Securities Act of 1933.

Contemporaneous with these financings, a total of $34,159 of the previous 5% Convertible Debenture issued to the Marie Baier Foundation was retired, leaving no balance owing on this Debenture as of December 10, 2013.

The full text of the forms of the Notes, and related documents described above are attached hereto as Exhibits 10.1 through 10.3 below.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Exhibit Description
10.1	6% Convertible Redeemable Note with GEL Properties LLC (principal $20,000)
10.2	6% Convertible Redeemable Note with GEL Properties LLC (principal $34,159)
10.3	Debt Purchase Agreement between GEL Properties LLC and the Marie Baier Foundation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN IRON ORE CORP.

Date: December 12, 2013	By:	/s/ Andrew Brodkey
Andrew Brodkey
CEO and President